BAY AREA AIR QUALITY MANAGEMENT DISTRICT

MASTER SERVICES CONTRACT CONTRACT  NO.

2011-061

I.
PARTIES - The parties to this Contract ("Contract")  are the Bay Area Air Quality Management District ("DISTRICT") whose address is 939 Ellis Street, San Francisco, CA 94109, and ECOtality, Inc., ("CONTRACTOR") whose address is 4 Embarcadero Center, Suite 3720, San Francisco, CA 94111.

2.	RECITALS
A.
DISTRICT is the local agency with primary responsibility for regulating stationary source airpollution in the Bay Area Air Quality Management District in the State of California.  DISTRICT is authorized to enter into this Contract under California Health and Safety Code Section 4070I. DISTRICT desires to contract with CONTRACTOR for Services as defined herein.  DISTRICT is entering into this Contract based on CONTRACTOR's stated qualifications to perform the Services.

B.
The Bay Area is currently in nonattainment of the State and Federal ambient air quality standardsfor ground-level ozone and particulate matter. In the Bay Area, the transportation sector accounts for more than 50% of "criteria" pollutants, including reactive organic gases (ROO) and oxides of nitrogen (NOx), both of which are ozone precursors, and particulate matter (PM), and for more than 40% of greenhouse gas (GHG) emissions.

C.	Plug-in electric vehicle (PEV) technology is a promising solution to meeting air pollution andGHG emissions reduction targets.
D.	DISTRICT seeks to better understand PEV drivers' charging and driving patterns and to support successful adoption of PEVs in the Bay Area.
E.
DISTRICT  developed  the  Electric  Vehicle  Supply  Equipment  (EVSE)  Deployment  Program("Program") to support the agency's effort to meet air pollution and GHG emissions reduction targets. The Program will provide incentives to accelerate deployment of PEVs in the Bay Area and provide a mechanism for collection and analysis of early-adopters PEV usage data.

F.	On August 4, 2010, the DISTRICT Board of Directors authorized the allocation of$5 million for the Program.
G.	The Program offers Program Participants the opportunity to obtain PEV chargers at a discountedrate in return for access to their driving and charging usage data.
H.	CONTRACTOR has been selected as one of four vendors authorized to participate in theDISTRICT's Program.
I.	DISTRICT has selected CONTRACTOR to provide equipment and services in support of the DISTRICT's Program.
J.	All parties to this Contract have had the opportunity to have this contract reviewed by their attorney.

3.	DEFINITIONS
A.
Electric Vehicle Supply Equipment ("EVSE") refers to equipment described in Article 625.2,Definitions of the California Electric Code, and consists of conductors, including the underground, grounded, and equipment grounding conductors and the electric vehicle connectors, attachment plugs, and all other fittings, devices, power outlets, or apparatus installed specifically for the purpose of delivering energy from the premises wiring to the electric vehicle. For the purpose of this Program, EVSE shall mean those units that were purchased and installed on or after December 1, 20 I 0, are certified by the Underwriters Laboratories, Inc., have a Society of Automotive Engineer J1772 coupler, and use an Alternating Current 208-240 volt charger.

Page l of 12

Contract No. 2011-061

B.
Plug-in Electric  Vehicle  ("PEV")  shall  mean a vehicle  that  is propelled  in part or solely  by an electric motor, is capable  of being recharged from an external  source of electricity  that meets the Society of Automotive Engineers  Jl772 standard,  and has a California  Air Resources Board fuel standard of Plug-In  Gasoline  Electric Hybrid or LI+. For the purpose of this Program, PEVs shall not  include  Neighborhood Electric  Vehicles  (NEV),  low-speed  vehicles  as defined  by  United States Department  of Transportation, or 2- or 3-wheeled  vehicles.

C.	"Purchase Order" shall mean the written or electronic document used by DISTRICT to trackpayments to CONTRACTOR under this Contract.
D.	"Services" shall mean the services to be provided by CONTRACTOR hereunder as generally described in the Task Orders issued pursuant to this Contract.
E.	"Task Order" shall mean a written request by DISTRICT for specific services to be performed byCONTRACTOR.

4.	PERFORMANCE REQUIREMENTS
A.	CONTRACTOR is authorized to do business in the State of California. CONTRACTOR attests that it is in good tax standing with federal and state tax authorities.
B.
CONTRACTOR agrees  to obtain any and all required  licenses,  permits, and all other appropriate legal authorizations from all applicable federal, state and local jurisdictions  and pay all applicable fees.

C.	CONTRACTOR shall not engage in any performance of work during the term of this Contract that is in direct or indirect conflict with duties and responsibilities set forth in the Scope of Work.
D.	CONTRACTOR shall exercise the degree of skill and care customarily required by accepted professional practices and procedures.
E.	CONTRACTOR shall ensure that any subcontractors, employees and agents performing under this Contract comply with the performance standards set forth in paragraph D above.

5.
TERM- The term of this Contract is from the date of full execution  to June 30, 2015, unless further extended  by amendment of this Contract  in writing, or terminated earlier.  CONTRACTOR shall not submit any invoice for services performed under this Contract until the Contract is fully executed.

6.	TERMINATION
A.
The DISTRICT may terminate this Contract at any time, at will, and without specifying any reason, by notifying CONTRACTOR in writing. The notice of termination shall specify the effective date of termination, which shall be no less than thirty (30) calendar days from the date of delivery of the notice of termination, and shall be delivered in accordance with the provisions of section 13 below. Immediately upon receipt of the notice of termination, CONTRACTOR shall cease all services under this Contract, except such services as are specified in the notice of termination. CONTRACTOR shall deliver a final invoice for all remaining services performed but not billed, including any services specified in the termination notice, on or before ten(I0) business days following the termination date.

B.	Either party may terminate this Contract for breach by the other party.
i)	Failure to perform any agreement or obligation contained in this Contract or failure to complete the services in a satisfactory manner shall constitute a breach of the Contract.
ii)
The non-breaching party may terminate the Contract by delivery of a written notice of breach.  The notice of breach shall specify the date of termination, which shall be no earlier than ten(I0) business days from delivery of the notice of breach.  In the alternative, at its sole discretion, the non-breaching party may require the breaching party to cure the breach.  The notice. of breach shall specify the nature of the breach and the date by which such breach must be cured.

Page 2 of l2

Contract No. 2011-061

iii)
If CONTRACTOR fails to perform any obligation under this Contract, DISTRICT at its sole discretion, may perform, or cause the performance, of the obligation itself.  In that event, DISTRICT shall deduct the costs to perform such obligation and any other costs to cure the breach from the maximum amount available to CONTRACTOR under this Contract. DISTRICT’s performance hereunder shall not be deemed a waiver or release of any obligation of, or default by, CONTRACTOR under this Contract.

iv)	The notice of breach shall be provided in accordance with the notice requirements set forth in section 13.
v)	The non-breaching party reserves all rights under law and equity to enforce this Contract and recover any damages.

7.	INSURANCE
A.	CONTRACTOR shall maintain the following insurance:
i)	Workers' compensation and employers' liability insurance as required by California law or other applicable statutory requirements.
ii)
Occurrence-based commercial general liability insurance or equivalent form with a limit of not less than one million dollars ($1,000,000) each occurrence. Such insurance shall include DISTRICT and its officers, “agents, and employees as additional insureds and shall be primary with respect to any insurance maintained by DISTRICT.

iii)
Business automobile liability insurance or equivalent form with a limit of not less than one million dollars ($1,000,000) each accident.  Such insurance shall include coverage for owned, hired, and non-owned vehicles.

B.	All insurance shall be placed with insurers with a current A.M. Best's rating of no less than A: VII.
C.
Prior to commencement of work under this Contract, CONTRACTOR shall furnish properly executed certificates of insurance for all required insurance. Upon request by DISTRICT, CONTRACTOR shall provide a complete copy of any required insurance policy. CONTRACTOR shall notify DISTRICT in writing thirty (30) days prior to cancellation or modification of any required insurance policy. Any such modifications are subject to pre approval by DISTRICT.

D.
If CONTRACTOR fails to maintain the required insurance coverage set forth above, DISTRICT reserves the right either to purchase such additional insurance and to deduct the cost thereof from any payments owed to CONTRACTOR or to terminate this Contract for breach.

8.	INDEMNIFICATION
A.
CONTRACTOR shall indemnify and hold DISTRICT, its officers, employees and agents harmless from and against any and all liability, loss, expense, including reasonable attorneys' fees, or claims for injury or damages arising out of the performance of this Contract but only in proportion to and to the extent such liability, loss, expense, attorneys' fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of CONTRACTOR, its officers, agents, employees.

B.
DISTRICT shall indemnify and hold CONTRACTOR, its officers, employees and agents harmless from and against any and all liability, loss, expense, including reasonable attorneys' fee, or claims for injury or damages arising out of the performance of this Contract but only in proportion to and to the extent such liability, loss, expense, attorneys' fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of DISTRICT, its officers, agents, employees.

Contract No. 2011-061

9,	AGREEMENT TO PROVIDE SERVICES
A.
CONTRACTOR  hereby agrees to provide to DISTRICT, as DISTRICT may from time to time designate,  such services  as  DISTRICT may order  by Task Order, all in accordance  with and subject to the terms, covenants and conditions of this Contract.   DISTRICT agrees to pay for these services ordered by DISTRICT in accordance with and subject to the terms, covenants and conditions of this Contract.

B.
All Task Orders issued by DISTRICT to CONTRACTOR for services during the term of this Contract are subject to the provisions of this Contract as though fully set forth in such Task Order.  In the event that the provisions of this Contract conflict with any Task Order issued by DISTRICT to CONTRACTOR, the provisions of this Contract shall govern.  No other terms and conditions, including, but not limited to, those contained in CONTRACTOR's standard printed terms and conditions, on CONTRACTOR's order acknowledgment, invoices or otherwise, shall have any application to or effect upon or be deemed to constitute an amendment to or to be incorporated into this Contract, any Task Order, or any transactions occurring pursuant hereto or thereto,  unless  this  Contract  shall  be  specifically  amended  to  adopt  such  other  terms  and conditions in writing by the parties.

C.
Notwithstanding any other provision of this Contract to the contrary, DISTRICT shall have noobligation to order or purchase any services hereunder and the placement of any Task Order shall be in the sole discretion of DISTRICT.   Without limiting the generality of the foregoing, the actual quantity of services to be purchased hereunder shall be determined by DISTRICT in its sole discretion and shall not exceed $2,877,300.00.   This Contract is not exclusive. CONTRACTOR expressly acknowledges and agrees that DISTRICT may purchase at its sole discretion, services that are identical or similar to the services described in this Contract from any third party.

10.
TASK ORDERS- Each Task Order will specifY the following items, as relevant: specific services requested, schedule for services, location where services are to be performed (with contact person), and cost or estimated cost of services.  Each Task Order issued under this Contract shall be made part of, and be incorporated into this Contract, and shall reference this Contract on the face of each Task Order.  Should any Task Order not conform to or satisfY the terms of this Contract, CONTRACTOR shall have five (5) business days after receipt to reject the Task Order.  All Task Order requests must be made by the District in writing and accepted by the Contractor in writing.   Acceptance by CONTRACTOR is limited to the provisions of this Contract and the Task Order.  No additional or different provisions proposed by CONTRACTOR or DISTRICT shall apply.  In addition, the parties agree that this Contract and accepted Task Orders constitute a contract for services and satisfY all statutory and legal formalities of a contract.

II.	PRICING. INVOICES, AND PAYMENT
A.	DISTRICT shall pay CONTRACTOR for all services ordered and provided in compliance with the terms and conditions of this Contract and with Task Orders issued under this Contract.
B.
 CONTRACTOR shall submit monthly original invoices to DISTRICT in form and substance and format reasonably acceptable to DISTRICT.  Each invoice, including supporting documentation, must be prepared in duplicate on CONTRACTOR's letterhead; must list DISTRICT's contract number, Purchase Order Number, and the CONTRACTOR's Social Security Number or Federal Employer Identification Number; and must be submitted to:  Bay Area Air Quality Management District, 939 Ellis Street, San Francisco, CA 94109, Attn: Strategic Incentives Division.

C.
Except as specifically set forth in Attachment A or Task Orders under this Contract, DISTRICTshall not be responsible for any additional costs or expenses of any nature incurred by CONTRACTOR in connection with the provision of the services, including without limitation travel expenses, clerical or administrative personnel, long distance telephone charges, etc.

12.	DISPUTE RESOLUTION - A party that disputes a notice of breach must first seek mediation to resolve the dispute in accordance with the provisions set forth below.

Contract No. 2011-061

A.
Upon receipt of a notice of breach of contract, the party may submit a demand for mediation to resolve whether or not a breach occurred. The party must state the basis of the dispute and deliver the demand within ten(I0) business days of the date of receipt of the notice of breach.

B.	The mediation shall take place at DISTRICT's office at 939 Ellis Street, San Francisco, or at such other place as may be mutually agreed upon by the parties and the mediator.
C.	The parties shall make good faith efforts to hold the mediation within thirty (30) days after receipt of the demand for mediation.
D.	Each party shall bear its own mediation costs.
E.	In the event the parties are unable to resolve the dispute, either party may file an action in a court of competent jurisdiction to enforce the Contract.
F.
Maximum recovery under this section shall be limited to the total value of all Task Orders issued under this Contract. The mediation costs shall not reduce the maximum amount recoverable under this section.

13.
NOTICES- All notices that are required under this Contract shall be provided in the manner set forth herein, unless specified otherwise. Notice to a party shall be delivered to the attention of the person listed below, or to such other person or persons as may hereafter be designated by that party in writing. Notice shall be in writing sent by e-mail, facsimile, or regular first class mail. In the case of e-mail and facsimile communications, valid notice shall be deemed to have been delivered upon sending, provided the sender obtained an electronic confirmation of delivery. E-mail and facsimile communications shall be deemed to have been received on the date of such transmission, provided such date was a business day and delivered prior to 4:00 p.m. PST. Otherwise, receipt of e-mail and facsimile communications shall be deemed to have occurred on the following business day. In the case of regular mail notice, notice shall be deemed to have been delivered on the mailing date and received five (5) business days after the date of mailing.

DISTRICT:	Bay Area Air Quality Management District
939 Ellis Street
San Francisco, CA  94109
Attn: Karen Schkolnick, District Grants Manager

CONTRACTOR:	ECOtality, Inc.
4 Embarcadero Ctr., Ste. 3720
San Francisco, CA 94111
Attn: Steve Schey

14.	ADDITIONAL PROVISIONS- All attachment(s) to this Contract are expressly incorporated herein by this reference and made a part hereof as though fully set forth.

15.	EMPLOYEES OF CONTRACTOR
A.	CONTRACTOR shall be responsible for the cost of regular pay to its employees, as well as cost of vacation, vacation replacements, sick leave, severance pay, and pay for legal holidays.
B.
CONTRACTOR,  its  officers,  employees,  agents,  or  representatives  shall  not  be  consideredemployees or agents of DISTRICT, nor shall CONTRACTOR, its officers, employees, agents, or representatives be entitled to or eligible to participate in any benefits, privileges, or plans, given or extended by DISTRICT to its employees.

C.
DISTRICT reserves the right to review the credentials to perform the services for any of CONTRACTOR's employees assigned herein and to disapprove CONTRACTOR's  assignments. CONTRACTOR  warrants  that  it  will not  employ  any  subcontractor(s)  without  prior  written approval from DISTRICT.

Page 5 of12

Contract No. 2011-061

16.
CONFIDENTIALITY - In order to carry out the purposes of this Contract, CONTRACTOR may require access to certain of DISTRICT's confidential information (including trade secrets, inventions, confidential know-how, confidential business information, and other information that DISTRICT considers confidential) (collectively, "Confidential Information"). It is expressly understood and agreed that DISTRICT may designate in a conspicuous manner Confidential Information that CONTRACTOR obtains from DISTRICT, and CONTRACTOR agrees to:

A.
Observe complete confidentiality with respect to such information, including without limitation,agreeing not to disclose or otherwise permit access to such information by any other person or entity in any manner whatsoever, except that such disclosure or access  shall be permitted to employees of CONTRACTOR requiring access in fulfillment of the services provided under this Contract.

B.
Ensure that CONTRACTOR's officers, employees, agents, representatives, and independent contractors are informed of the confidential nature of such information and to assure by agreement or otherwise that they are prohibited from copying or revealing, for any purpose whatsoever, the contents of such information or any part thereof, or from taking any action otherwise prohibited under this section.

C.
Not use such information or any part thereof in the performance of services to others or for thebenefit of others in any  form  whatsoever  whether gratuitously or for  valuable  consideration, except as permitted under this Contract.

D.
NotifY DISTRICT promptly and in writing of the circumstances surrounding any possession, use, or knowledge of such information or any part thereof by any person or entity other than those authorized by this section.  Take at CONTRACTOR's expense, but at DISTRICT's option and in any event under DISTRICT's  control, any legal action necessary to prevent unauthorized use of such information by any third party or entity which has gained access to such information at least in part due to the fault of CONTRACTOR.

E.
Take any and all other actions necessary or desirable to assure such continued confidentiality and protection of such information during the term of this Contract and following expiration or termination of the Contract.

F.	Prevent access to such materials by a person or entity not authorized under this Contract. G. Establish specific procedures in order to fulfill the obligations of this section..

17.	PUBLICATION
A.
DISTRICT shall approve in writing any report or other document prepared by CONTRACTOR in connection with performance under this Contract prior to dissemination  or publication of such report or document to a third party.  DISTRICT may waive in writing its requirement for prior approval.

B.
Until approved by DISTRICT, any report or other document prepared by CONTRACTOR shall include  on  each  page  a  conspicuous  header,  footer,  or  watermark  stating  "DRAFT  - Not Reviewed or Approved by BAAQMD," unless DISTRICT has waived its requirement for prior approval pursuant to paragraph A of this section.

C.
Information, data, documents, or reports developed by CONTRACTOR for DISTRICT, pursuant to this Contract, shall be part of DISTRICT's  public record, unless otherwise indicated. CONTRACTOR may use or publish, at its own expense, such information, provided DISTRICT approves use of such information in advance.  The following acknowledgment of support and disclaimer must appear in each publication of materials, whether copyrighted or not, based upon or developed under this Contract.

"This report was prepared as a result of work sponsored, paid for, in whole or in part, by the Bay Area Air Quality Management District (District).   The opinions, findings, conclusions, and recommendations are those of the author and do not necessarily represent the views of the District.   The District, its officers, employees, contractors, and subcontractors make no warranty, expressed or implied, and assume no legal liability for the information in this report."

Page 6 of12

Contract No. 2011-061

D.	CONTRACTOR shall inform its officers, employees, and subcontractors involved in the performance of this Contract of the restrictions contained herein and shall require compliance with the above.

18.
NON DISCRIMINATION - In the performance of this Contract, CONTRACTOR shall not discriminate in its recruitment, hiring, promotion, demotion, and termination practices on the basis of race, religious creed, color, national origin, ancestry, sex, age, marital status, sexual orientation, medical condition, or physical or mental disability and shall comply with the provisions of the California Fair Employment & Housing Act (Goverument Code Section 12900 et seq.), the Federal Civil Rights Act of 1964 (P.L. 88-352) and all amendments thereto, Executive Order No. 11246 (30 Federal Register 12319), and all administrative rules and regulations issued pursuant to said Acts and Order. CONTRACTOR shall also require each subcontractor performing services in connection with this Contract to comply witb this section and shall include in each contract witb such subcontractor provisions to accomplish the requirements of this section.

19.
PROPERTY AND  SECURITY- Without limiting CONTRACTOR'S obligations with regard to security, CONTRACTOR shall comply with all the rules and regulations established by DISTRICT for access to and activity in and around DISTRICT's premises.

20.
ASSIGNMENT -No party shall assigo, sell, license, or otherwise transfer any rights or obligations under this Contract to a third  party without the prior written consent  of the other party, and any attempt to do so shall be void upon inception.

21.
WAIVER- No waiver of a breach, of failure of any condition, or of any right or remedy contained in or granted by the provisions of this Contract shall be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy shall be deemed a waiver of any other breach, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.   Further, the failure of a party to enforce performance by the other party of any term, covenant, or condition of this Contract, and the failure of a party to exercise any rights or remedies hereunder, shall not be deemed a waiver or relinquishment by that party to enforce future performance of any such terms, covenants, or conditions, or to exercise any future rights or remedies.

22.	ATTORNEYS' FEES - In the event any action is filed in connection with tbe enforcement or interpretation of this Contract, each party shall bear its own attorneys' fees and costs.

23.
FORCE MAJEURE- Neither DISTRICT nor CONTRACTOR shall be liable for or deemed to be in default for any delay or failure in performance under this Contract or interruption of services resulting, directly or indirectly, from acts of God, enemy or hostile governmental action, civil commotion, strikes, lockouts, labor disputes, fire or other casualty, judicial orders, governmental controls, regulations or restrictions, inability to obtain labor or materials or reasonable substitutes for labor or materials necessary for performance of the services, or other causes, except financial, that are beyond the reasonable control of DISTRICT or CONTRACTOR, for a period of time equal to the period of such force majeure event, provided that the party failing to perform notifies the other party within fifteen calendar days of discovery of tbe force majeure event, and provided further that that party takes all reasonable action to mitigate the damages resulting from the failure to perform. Notwithstanding the above, if the cause of the force majeure event is due to party's own action or inaction, then such cause shall not excuse that party from performance under this Contract.

Contract No. 2011-061

24.
SEVERABILITY - If a court of competent jurisdiction holds any provision of this Contract to be illegal, unenforceable or invalid in whole or in part for any reason, the validity and enforceability of the remaining provisions, or portions of them will not be affected.

25,
HEADINGS - Headings on the sections and paragraphs of this Contract are for convenience and reference only, and the words contained therein shall in no way be held to explain, modifY, amplifY, or aid in the interpretation, construction, or meaning of the provisions of this Contract.

26.	DUPLICATE EXECUTION - This Contract is executed in duplicate. Each signed copy shall have the force and effect of an original.

27.
GOVERNING LAW- Any dispute that arises under or relates to this Contract shall be governed by California law, excluding any laws that direct the application to another jurisdiction's laws. Venue for resolution of any dispute that arises under or relates to this Contract, including mediation, shall be San Francisco, California.

28.
ENTIRE CONTRACT AND MODIFICATION- This Contract represents the final, complete, and exclusive statement of the agreement between the parties related to CONTRACTOR providing services to DISTRICT and supersedes all prior and contemporaneous understandings and agreements of the parties. No party has been induced to enter into this Contract by, nor is any party relying upon, any representation or warranty outside those expressly set forth herein. This Contract may only be amended by mutual agreement of the parties in writing and signed by both parties.

29.	SURVIVAL OF TERMS- The provisions of sections 8 (Indemnification), I6 (Confidentiality), and I7 (Publication) shall survive the expiration or termination of this Contract.

IN WITNESS WHEREOF, the parties to this Contract have caused this Contract to be duly executed on their behalf by their authorized representatives.

BAY AREA AIR QUALITY		ECOtality, Inc.
MANAGEMENT DISTRICT

By:	/s/ Jack P. Broadbent	By:	/s/ Jonathan Read
	Jack P. Broadbent		Jonathan Read
	Executive Officer/APCO		CEO/President

Date:	7/5/11	Date:	6/24/11

Approved as to form:
District Counsel

By:	/s/ Brain C. Bunger
Brain C. Bunger
District Counsel

Contract No. 2011-061